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                                                                      Exhibit 23

                        Consent of Independent Auditors


The Board of Directors and Stockholders
AstroPower, Inc.

We consent to incorporation by reference in the Registration Statements (No 333-68961 and 333-63021) on Form S-8 of AstroPower, Inc. of our reports dated February 22, 1999, relating to the balance sheets of AstroPower, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998 and the related schedule, which reports appear in the December 31, 1998 annual report on form 10-K of AstroPower, Inc.

                                                /s/ KPMG LLP

Wilmington, Delaware
March 31, 1999